Exhibit 99.1

Neal A. Fuller, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE ANNOUNCES 2020 THIRD QUARTER RESULTS

Declares an Extraordinary Dividend of $3.50 Per Share

Reports Combined Ratio of 72.8%

DeRidder, LA – October 28, 2020 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced results for the third quarter ended September 30, 2020.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020	2019	% Change	2020	2019	% Change
	(in thousands, except per share data)			(in thousands, except per share data)
Net premiums earned	$74,771	$82,712	-9.6%	$229,725	$250,611	-8.3%
Net investment income	7,063	8,264	-14.5%	22,136	24,448	-9.5%
Net realized gains (losses) on investments (pretax)	309	(4)	NM	1,464	(27)	NM
Net unrealized gains (losses) on equity securities (pre-tax)	844	365	131.2%	(2,349)	3,165	NM
Net income	23,353	21,386	9.2%	58,101	58,676	-1.0%
Diluted earnings per share	$1.21	$1.11	9.0%	$3.00	$3.04	-1.3%
Operating net income	22,442	21,101	6.4%	58,800	56,197	4.6%
Operating earnings per share	$1.16	$1.09	6.4%	$3.04	$2.91	4.5%
Book value per share	$24.93	$24.29	2.6%	$24.93	$24.29	2.6%
Net combined ratio	72.8%	78.4%		78.4%	82.1%
Return on average equity	19.8%	18.6%		17.0%	17.8%

G. Janelle Frost, President and Chief Executive Officer, noted, “AMERISAFE continued to see loss cost declines and robust competition in the states we actively market and hazard classes we underwrite. These conditions suppressed premium, with policy count written in the quarter only down slightly. However, AMERISAFE’s profitability remained strong. Our focus on managing expenses benefitted this quarter from a loss assessment change. We also continued to reach favorable outcomes on prior year claims. Our underwriting profit, along with investment returns, produced a 19.8% return on average equity for the quarter, and a strong capital position supported an extraordinary dividend for shareholders.”

INSURANCE RESULTS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020	2019	% Change	2020	2019	% Change
	(in thousands)			(in thousands)
Gross premiums written	$72,648	$82,629	-12.1%	$240,008	$262,754	-8.7%

Net premiums earned	74,771	82,712	-9.6%	229,725	250,611	-8.3%
Loss and loss adjustment expenses incurred	39,789	44,325	-10.2%	120,966	142,807	-15.3%
Underwriting and certain other operating costs, commissions, salaries and benefits	13,902	19,285	-27.9%	56,317	59,670	-5.6%
Policyholder dividends	714	1,265	-43.6%	2,685	3,363	-20.2%

Underwriting profit (pre-tax)	$20,366	$17,837	14.2%	$49,757	$44,771	11.1%

Insurance Ratios:
Current accident year loss ratio	72.5%	72.5%		72.5%	72.5%
Prior accident year loss ratio	-19.3%	-18.9%		-19.8%	-15.5%

Net loss ratio	53.2%	53.6%		52.7%	57.0%
Net underwriting expense ratio	18.6%	23.3%		24.5%	23.8%
Net dividend ratio	1.0%	1.5%		1.2%	1.3%

Net combined ratio	72.8%	78.4%		78.4%	82.1%

•

Gross premiums written in the third quarter of 2020 decreased by $10.0 million, or 12.1%, primarily due to lower voluntary premiums on policies written in the quarter which were 10.7% lower as compared to the third quarter of 2019. The primary driver of lower premiums were lower state rates, which were 7.8% lower on average than in the third quarter of 2019.

•

Payroll audits and related premium adjustments increased premiums written by $1.1 million in the third quarter of 2020, compared to an increase in premiums written of $2.0 million in the third quarter of 2019.

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•

The current accident year loss ratio for the third quarter was 72.5%, unchanged from the first half of 2020, and unchanged from accident year 2019. During the quarter, the Company experienced favorable case reserve development for prior accident years, which reduced loss and loss adjustment expenses by $14.4 million, attributed primarily to accident years 2014 through 2018.

•

For the quarter ended September 30, 2020, the underwriting expense ratio was 18.6% compared with 23.3% in the same quarter in 2019. The decrease in the expense ratio in the third quarter was due to the early termination of an assessment related to a state multiple injury fund, which lowered expenses by $5.7 million. Without the assessment change, the expense ratio would have been 26.2% for the third quarter of 2020.

•

The effective tax rate for the quarter ended September 30, 2020 was 18.5%, compared with 19.6% for the third quarter of 2019. The decrease was due to a higher proportion of tax-exempt income in 2020 compared to 2019.

INVESTMENT RESULTS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020	2019	% Change	2020	2019	% Change
	(in thousands)			(in thousands)
Net investment income	$7,063	$8,264	-14.5%	$22,136	$24,448	-9.5%
Net realized gains (losses) on investments (pre-tax)	309	(4)	NM	1,464	(27)	NM
Net unrealized gains (losses) on equity securities (pre-tax)	844	365	131.2%	(2,349)	3,165	NM
Pre-tax investment yield	2.3%	2.7%		2.5%	2.7%
Tax-equivalent yield (1)	2.8%	3.1%		2.8%	3.1%

(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate.

•

Net investment income for the quarter ended September 30, 2020, decreased 14.5% to $7.1 million from $8.3 million in the third quarter of 2019, due to lower investment yields on fixed-income securities.

•	As of September 30, 2020, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.2 billion.

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CAPITAL MANAGEMENT

In an accompanying press release the Company announced a special cash dividend of $3.50 per share, payable on November 18, 2020, to shareholders of record as of November 11, 2020.

In addition, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.27 per share, payable on December 18, 2020 to shareholders of record as of December 4, 2020.

Book value per share at September 30, 2020 was $24.93, an increase of 11.8% from $22.29 at December 31, 2019.

HURRICANES LAURA AND DELTA

On August 27, 2020 the DeRidder area in Southwest Louisiana was significantly impacted by Hurricane Laura (category 4) with winds of 150 miles per hour at landfall. There was widespread damage to homes, trees, and the power infrastructure of the area. AMERISAFE’s business continuity plans were in place including internet and IT system redundancies, and our ability to operate on generator power. The storm impacted nearly half of our employee base. Our dedicated employees, both in DeRidder and throughout the country, were able to continue to serve our customers without significant disruption to business operations, despite their personal circumstances. Aided by volunteers throughout the community and electrical professionals from throughout the country, recovery efforts continued and most power was restored to the community within two weeks, although rebuilding and roofing repairs continue.

On October 9, 2020 the DeRidder area was again impacted, this time by Hurricane Delta (category 2) with winds of 100 miles per hour at landfall. AMERISAFE’s employees once again rose to the occasion, continuing to serve our customers with minimal disruption to ongoing operations. The impact of this storm was again significant to the power infrastructure of the area, and recovery efforts continue to restore power and internet services to the community.

G. Janelle Frost noted, “The back to back hurricanes amid the ongoing COVID-19 pandemic, challenged AMERISAFE in ways we did not imagine. In these trying times, our employees and our community remained resilient. I am continually impressed with our employees and their ability to focus and provide outstanding results for AMERISAFE’s stakeholders. We want to thank all the first responders, electrical professionals, loggers, and volunteers who have helped to rebuild our community. We also want to thank our field employees who donated supplies and delivered them to the DeRidder community from across the country.”

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SUPPLEMENTAL INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(in thousands, except share and per share data)
Net income	$23,353	$21,386	$58,101	$58,676
Less:
Net realized gains (losses) on investments	309	(4)	1,464	(27)
Net unrealized gains (losses) on equity securities	844	365	(2,349)	3,165
Tax effect (1)	(242)	(76)	186	(659)

Operating net income (2)	$22,442	$21,101	$58,800	$56,197

Average shareholders’ equity (3)	$472,353	$459,086	$456,063	$439,246
Less:
Average accumulated other comprehensive income	19,545	11,378	16,062	5,892

Average adjusted shareholders’ equity (2)	$452,808	$447,708	$440,001	$433,354

Diluted weighted average common shares	19,358,682	19,302,551	19,345,952	19,320,199
Return on average equity (4)	19.8%	18.6%	17.0%	17.8%
Operating return on average adjusted equity (2)	19.8%	18.9%	17.8%	17.3%
Diluted earnings per share	$1.21	$1.11	$3.00	$3.04
Operating earnings per share (2)	$1.16	$1.09	$3.04	$2.91

(1)	The tax effect of net realized losses on investments and net unrealized gains (losses) on equity securities is calculated with an effective tax rate of 21%.
(2)

Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.

(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

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CONFERENCE CALL INFORMATION

AMERISAFE has scheduled a conference call for October 29, 2020, at 10:30 a.m. Eastern Time to discuss the results for the quarter and comment on future periods. To participate in the conference call, dial 323-794-2423 (Conference Code 2623310) at least ten minutes before the call begins.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least ten minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.

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FORWARD LOOKING STATEMENTS

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors including the impact of the recent hurricanes on our policyholders and employees, and on the Company’s business and financial results, including the impact of the COVID-19 pandemic on the business and operations of the Company and our policyholders and the market value of the securities in our investment portfolio. Other factors that may affect our results are set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2019. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to Follow -

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$72,648	$82,629	$240,008	$262,754
Ceded premiums written	(2,473)	(2,170)	(7,928)	(6,804)

Net premiums written	$70,175	$80,459	$232,080	$255,950

Net premiums earned	$74,771	$82,712	$229,725	$250,611
Net investment income	7,063	8,264	22,136	24,448
Net realized gains (losses) on investments.	309	(4)	1,464	(27)
Net unrealized gains (losses) on equity securities	844	365	(2,349)	3,165
Loss on disposal of assets	—	(2)	(29)	(2)
Fee and other income	18	153	309	236

Total revenues	83,005	91,488	251,256	278,431

Expenses:
Loss and loss adjustment expenses incurred	39,789	44,325	120,966	142,807
Underwriting and other operating costs	13,902	19,285	56,317	59,670
Policyholder dividends	714	1,265	2,685	3,363
Provision for investment related credit loss benefit	(69)	—	(13)	—

Total expenses	54,336	64,875	179,955	205,840

Income before taxes	28,669	26,613	71,301	72,591
Income tax expense	5,316	5,227	13,200	13,915

Net income	$23,353	$21,386	$58,101	$58,676

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Basic EPS:
Net income	$23,353	$21,386	$58,101	$58,676

Basic weighted average common shares	19,299,921	19,256,069	19,282,263	19,243,689
Basic earnings per share	$1.21	$1.11	$3.01	$3.05
Diluted EPS:
Net income	$23,353	$21,386	$58,101	$58,676

Diluted weighted average common shares:
Weighted average common shares	19,299,921	19,256,069	19,282,263	19,243,689
Stock options and restricted stock	58,761	46,482	63,689	76,510

Diluted weighted average common shares	19,358,682	19,302,551	19,345,952	19,320,199
Diluted earnings per share	$1.21	$1.11	$3.00	$3.04

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Investments	$1,125,393	$1,125,018
Cash and cash equivalents	88,168	43,813
Amounts recoverable from reinsurers	97,955	95,913
Premiums receivable, net	171,128	157,953
Deferred income taxes	17,014	17,513
Deferred policy acquisition costs	19,237	19,048
Other assets	27,926	33,648

	$1,546,821	$1,492,906

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$759,912	$772,887
Unearned premiums	143,228	140,873
Insurance-related assessments	20,902	22,967
Other liabilities	140,869	125,964
Shareholders’ equity	481,910	430,215

Total liabilities and shareholders’ equity	$1,546,821	$1,492,906

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